Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Prudential Plc:

We consent to the use of our reports dated May 11, 2011, with respect to the consolidated statements of financial position of Prudential plc and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows, for each of the years in the three-year period ended December 31, 2010, and the condensed financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, included in the 31 December 2010 Annual Report on Form 20-F of Prudential plc and incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Audit Plc
KPMG Audit Plc
London, England
30 September 2011